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                                                                     Exhibit 4.4


                      CERTIFICATE GUARANTY INSURANCE POLICY


OBLIGATIONS:   Advanta Mortgage Loan Trust 1998-1,         POLICY NUMBER: 25971
               Mortgage Loan Asset-Backed Certificates, Series 1998-1,
               $143,000,000 Adjustable Rate Class A-1 Group I Certificates,
               $89,000,000 6.25% Class A-2 Group I Certificates,
               $64,000,000 6.27% Class A-3 Group I Certificates,
               $42,000,000 6.42% Class A-4 Group I Certificates,
               $68,000,000 6.60% Class A-5 Group I Certificates,
               $50,000,000 6.43% Class A-6 Group I Certificates,
               5.00% Class A-IO Group I Certificates, and
               $44,000,000 Component I of Adjustable Rate Class A-7 Combination
               Certificates (collectively, the "Obligations")

         MBIA Insurance Corporation (the "Certificate Insurer"), in consideration of the payment of the premium and subject to the terms of this Certificate Guaranty Insurance Policy (this "Policy"), hereby unconditionally and irrevocably guarantees to any Owner that an amount equal to each full and complete Insured Payment will be received by Bankers Trust Company of California, N.A. or its successors, as trustee for the Owners (the "Trustee"), on behalf of the Owners, from the Certificate Insurer, for distribution by the Trustee to each Owner of each Owner's proportionate share of the Insured Payment. The Certificate Insurer's obligations hereunder with respect to a particular Insured Payment shall be discharged to the extent funds equal to the applicable Insured Payment are received by the Trustee, whether or not such funds are properly applied by the Trustee. Insured Payments shall be made only at the time set forth in this Policy and no accelerated Insured Payments shall be made regardless of any acceleration of the Obligations, unless such acceleration is at the sole option of the Certificate Insurer.

         Notwithstanding the foregoing paragraph, this Policy does not cover shortfalls, if any, attributable to the liability of the Trust or the Trustee for withholding taxes, if any (including interest and penalties in respect of any such liability). This Policy does not cover, and Insured Payments do not include, any Civil Relief Act Shortfalls or any Supplemental Interest Amounts.

         The Certificate Insurer will pay any Insured Payment that is a Preference Amount on the Business Day following receipt on a Business Day by the Fiscal Agent (as described below) of (i) a certified copy of the order requiring the return of such a preference payment, (ii) an opinion of counsel satisfactory to the Certificate Insurer that such order is final and not subject to appeal,
(iii) an assignment in such form as is reasonably required by the Certificate Insurer, irrevocably assigning to the Certificate Insurer all rights and claims of the Owner relating to or arising under the Obligations against the debtor which made such preference payment or otherwise with respect to such preference payment and (iv) appropriate instruments to effect the appointment of the
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Certificate Insurer as agent for such Owner in any legal proceeding related to such preference payment, such instruments being in a form satisfactory to the Certificate Insurer, provided that if such documents are received after 12:00 noon New York City time on such Business Day, they will be deemed to be received on the following Business Day. Such payments shall be disbursed to the receiver or trustee in bankruptcy named in the final order of the court exercising jurisdiction on behalf of the Owner and not to any Owner directly unless such Owner has returned principal or interest paid on the Obligations to such receiver or trustee in bankruptcy, in which case such payment shall be disbursed to such Owner.

         The Certificate Insurer will pay any other amount payable hereunder no later than 12:00 noon New York City time on the later of the Payment Date on which the related Deficiency Amount is due or the third Business Day following receipt in New York, New York on a Business Day by State Street Bank and Trust Company, N.A., as Fiscal Agent for the Certificate Insurer or any successor fiscal agent appointed by the Certificate Insurer (the "Fiscal Agent") of a Notice (as described below); provided that if such Notice is received after 12:00 noon New York City time on such Business Day, it will be deemed to be received on the following Business Day. If any such Notice received by the Fiscal Agent is not in proper form or is otherwise insufficient for the purpose of making claim hereunder it shall be deemed not to have been received by the Fiscal Agent for purposes of this paragraph, and the Certificate Insurer or the Fiscal Agent, as the case may be, shall promptly so advise the Trustee and the Trustee may submit an amended Notice.

         Insured Payments due hereunder unless otherwise stated herein will be disbursed by the Fiscal Agent to the Trustee on behalf of the Owners by wire transfer of immediately available funds in the amount of the Insured Payment less, in respect of Insured Payments related to Preference Amounts, any amount held by the Trustee for the payment of such Insured Payment and legally available therefor.

         The Fiscal Agent is the agent of the Certificate Insurer only and the Fiscal Agent shall in no event be liable to Owners for any acts of the Fiscal Agent or any failure of the Certificate Insurer to deposit or cause to be deposited, sufficient funds to make payments due under this Policy.

         As used herein, the following terms shall have the following meanings:

         "Agreement" means the Pooling and Servicing Agreement, dated as of March 1, 1998, among Advanta Mortgage Corp. USA, as Master Servicer, Advanta Mortgage Conduit Services, Inc., as Sponsor, and Bankers Trust Company of California, N.A., as Trustee, without regard to any amendment or supplement thereto.

         "Business Day" means any day other than (i) a Saturday or Sunday or
(ii) a day on which the Certificate Insurer is closed or banking institutions in the State of New York, the State of California or the city in which the principal corporate trust office of the Trustee under the Agreement is located, are authorized or obligated by law or executive order to be closed.

         "Deficiency Amount" means the excess, if any, of Required Distributions over the Net Available Distribution Amount.
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         "Insured Payment" means (i) as of any Payment Date, any Deficiency
Amount and (ii) any Preference Amount (without duplication).

         "Notice" means the telephonic or telegraphic notice, promptly confirmed in writing by fax substantially in the form of Exhibit A attached hereto, the original of which is subsequently delivered by registered or certified mail, from the Trustee specifying the Insured Payment which shall be due and owing on the applicable Payment Date.

         "Owner" means each Owner (as defined in the Agreement) who, on the applicable Payment Date, is entitled under the terms of the applicable Obligations to payment thereunder.

         "Preference Amount" means any amount previously distributed to an Owner on the Obligations that is recoverable and sought to be recovered as a voidable preference by a trustee in bankruptcy pursuant to the United States Bankruptcy Code (11 U.S.C.), as amended from time to time, in accordance with a final nonappealable order of a court having competent jurisdiction.

         "Required Distributions" means, as of any Payment Date, the sum of (i) the Class A-1 Current Interest, Class A-2 Current Interest, Class A-3 Current Interest, Class A-4 Current Interest, Class A-5 Current Interest, Class A-6 Current Interest, Class A-IO Current Interest and the Component I Current Interest, (ii) any Class A-1 Interest Carry Forward Amount, Class A-2 Interest Carry Forward Amount, Class A-3 Interest Carry Forward Amount, Class A-4 Interest Carry Forward Amount, Class A-5 Interest Carry Forward Amount, Class A-6 Interest Carry Forward Amount, Class A-IO Interest Carry Forward Amount and Component I Interest Carry Forward Amount, and (iii) any Group I Applied Realized Loss Amount as of such Payment Date.

         Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Agreement as of the date of execution of this Policy, without giving effect to any subsequent amendment to or modification of the Agreement unless such amendment or modification has been approved in writing by the Certificate Insurer.

         Any notice hereunder or service of process on the Fiscal Agent may be made at the address listed below for the Fiscal Agent or such other address as the Certificate Insurer shall specify in writing to the Trustee.

         The notice address of the Fiscal Agent is 15th Floor, 61 Broadway, New York, New York 10006 Attention: Municipal Registrar and Paying Agency or such other address as the Fiscal Agent shall specify to the Trustee in writing.

         THIS POLICY IS BEING ISSUED UNDER AND PURSUANT TO, AND SHALL BE CONSTRUED UNDER, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

         The insurance provided by this Policy is not covered by the Property/Casualty Insurance Security Fund specified in Article 76 of the New York Insurance Law.
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         This Policy is not cancelable for any reason. The premium on this
Policy is not refundable for any reason including payment, or provision being made for payment, prior to maturity of the Obligations.

         IN WITNESS WHEREOF, the Certificate Insurer has caused this Policy to be executed and attested this 19th day of March, 1998.

                                        MBIA INSURANCE CORPORATION



                                        By ________________________________
                                        Title _____________________________


Attest:



By _______________________________
          Secretary
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                                    EXHIBIT A

                    TO CERTIFICATE GUARANTY INSURANCE POLICY
                                  NUMBER: 25971

                        NOTICE UNDER CERTIFICATE GUARANTY
                         INSURANCE POLICY NUMBER: 25971



State Street Bank and Trust Company, N.A., as Fiscal Agent
  for MBIA Insurance Corporation
61 Broadway, 15th Floor
New York, NY  10006
Attention:  Municipal Registrar and
                    Paying Agency

MBIA Insurance Corporation
113 King Street
Armonk, NY  10504

         The undersigned, a duly authorized officer of [NAME OF TRUSTEE], as trustee (the "Trustee"), hereby certifies to State Street Bank and Trust Company, N.A. (the "Fiscal Agent") and MBIA Insurance Corporation (the "Certificate Insurer"), with reference to Certificate Guaranty Insurance Policy
Number: 25971 (the "Policy") issued by the Certificate Insurer in respect of the Advanta Mortgage Loan Trust 1998-1, Mortgage Loan Asset-Backed Certificates, Series 1998-1, $143,000,000 Adjustable Rate Class A-1 Group I Certificates, $89,000,000 6.25% Class A-2 Group I Certificates, $64,000,000 6.27% Class A-3
Group I Certificates, $42,000,000 6.42% Class A-4 Group I Certificates, $68,000,000 6.60% Class A-5 Group I Certificates, $50,000,000 6.43% Class A-6
Group I Certificates, 5.00% Class A-IO Group I Certificates, and $44,000,000 Component I of Adjustable Rate Class A-7 Combination Certificates.

                  (i) the Trustee is the trustee under the Pooling and Servicing Agreement dated as of March 1, 1998 among Advanta Mortgage Corp. USA, as Master Servicer, Advanta Mortgage Conduit Services, Inc., as Sponsor, and the Trustee, as trustee for the Owners;

                  (ii) the amount due under the definition of Deficiency Amount
         for the Payment Date occurring on         (the "Applicable Payment
         Date") is $        (the "Deficiency Amount");

                  (iii) the amount of previously distributed payments on the Obligations that is recoverable and sought to be recovered as a voidable preference by a trustee in bankruptcy pursuant to the Bankruptcy Code in accordance with a final nonappealable order of a
         court having competent jurisdiction is $         (the "Preference
         Amount");
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                  (iv) the total Insured Payment due is $         , which amount
         equals the sum of the Deficiency Amount and the Preference Amount;

                  (v) the Trustee is making a claim under and pursuant to the terms of the Policy for the dollar amount of the Insured Payment set forth in (ii) above to be applied to the payment of the Deficiency Amount for the Applicable Payment Date in accordance with the Agreement and for the dollar amount of the Insured Payment set forth in (iii) above to be applied to the payment of any Preference Amount; and

                  (vi) the Trustee directs that payment of the Insured Payment be made to the following account by bank wire transfer of federal or other immediately available funds in accordance with the terms of the
         Policy: [TRUSTEE'S ACCOUNT NUMBER].

         Any capitalized term used in this Notice and not otherwise defined herein shall have the meaning assigned thereto in the Policy.

         Any Person Who Knowingly And With Intent To Defraud Any Insurance Company Or Other Person Files An Application For Insurance Or Statement Of Claim Containing Any Materially False Information, Or Conceals For The Purpose Of Misleading, Information Concerning Any Fact Material Thereto, Commits A Fraudulent Insurance Act, Which Is A Crime, And Shall Also Be Subject To A Civil Penalty Not To Exceed Five Thousand Dollars And The Stated Value Of The Claim For Each Such Violation.

         IN WITNESS WHEREOF, the Trustee has executed and delivered this Notice
under the Policy as of the    day of           ,     .

                                       [NAME OF TRUSTEE], as Trustee


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